Exhibit 99

National City Corporation
1900 E. 9th St.
Cleveland, OH 44114-3484
NEWS RELEASE
For Immediate Release

Investor Contact:	Media Contact:
Jill Hennessey	Kristen Baird Adams
216-222-9253	216-222-8202
Jill.hennessey@nationalcity.com	Kristen.bairdadams@nationalcity.com
National City Sets Date for Special Meeting of Stockholders
CLEVELAND, July 14, 2008 — National City Corporation (NYSE:NCC) today announced that it has called a special meeting of its stockholders to be held at its offices, 1900 East Ninth Street, Cleveland, Ohio 44114, on Monday, September 15, 2008, at 10:00 am, Eastern Daylight Time.
On April 21, 2008, National City announced that it had entered into agreements to raise approximately $7 billion through sales of equity securities to an investment vehicle managed by an affiliate of Corsair Capital LLC and to other institutional investors. In these equity investment transactions, National City sold approximately 126.2 million shares of its common stock and 63,690 shares of contingently convertible, perpetual non-cumulative preferred stock with a liquidation preference of $100,000 per share, and also issued warrants to certain investors to purchase shares of our common stock.
At the special meeting, holders of shares of National City’s common stock will be asked to consider and vote on proposals to approve (i) the increase of the number of authorized shares of its common stock to permit the conversion and exercise of the preferred stock and warrants and make available shares for other purposes and (ii) the conversion of the preferred stock into common stock and the exercise of the warrants to purchase common stock, in each case issued to investors in the equity investment transactions referred to above, as well as other potential equity issuances contemplated by agreements relating to such equity investment transactions. As previously disclosed, with or without the conversion, $6.8 billion of the $7 billion capital raise qualifies and will continue to qualify as Tier 1 capital.
National City expects to mail a proxy statement relating to the special meeting to its stockholders in the near future. National City urges its stockholders to read the proxy statement carefully and vote by one of the methods described in the proxy statement.
Additional Information
National City has filed with the Securities and Exchange Commission (“SEC”) a preliminary proxy statement relating to the solicitation of proxies for the special meeting. National City will file with the SEC, and will furnish to its stockholders, a definitive proxy statement and may file other proxy solicitation materials. Stockholders are urged to read the proxy statement and any other proxy solicitation materials (when they become available) because they will contain important information.

National City and the directors and certain of the executive officers of National City may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the special meeting. Information about the directors and executive officers of National City is set forth in the proxy statement for National City’s 2008 annual meeting of shareholders, as filed with the SEC on March 7, 2008. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary proxy statement filed with the SEC on June 30, 2008.
Stockholders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when it is available) and other documents filed by National City with the SEC at the SEC’s website at http://www.sec.gov. You may also access a copy of National City’s preliminary proxy statement and definitive proxy statement (when it is available) by accessing http://www.nationalcity.com. In addition, you may obtain a free copy of the definitive proxy statement (when it is available) by contacting Georgeson Inc. toll free at (800) 903-4377 (banks and brokers call collect at (212) 440-9800).
About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania, and Wisconsin and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at nationalcity.com.